QuickLinks -- Click here to rapidly navigate through this document

As filed with the Securities and Exchange Commission on June 20, 2005

Registration Statement No. 333-125275

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 1
TO
FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

FPL GROUP, INC.
(Exact name of registrant as specified in its charter)

Florida	59-2449419
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

700 Universe Boulevard Juno Beach, Florida 33408 (561) 694-4000 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Edward F. Tancer, Esq. Vice President & General Counsel FPL Group, Inc. 700 Universe Boulevard Juno Beach, Florida 33408 (561) 694-4000	Thomas R. McGuigan, P.A. Steel Hector & Davis LLP 1900 Phillips Point West 777 South Flagler Drive West Palm Beach, Florida 33401 (561) 650-7200	Robert J. Reger, Jr., Esq. Thelen Reid & Priest, LLP 875 Third Avenue New York, New York 10022 (212) 603-2000
(Name, address, including zip code, and telephone number, including area code, of agents for service)

It is respectfully requested that the Commission also send copies of all notices, orders and communications to:
Ira N. Rosner, Esq. Greenberg Traurig, P.A. 1221 Brickell Avenue Miami, Florida 33131 (305) 579-0500	Robert G. Reedy, Esq. Porter & Hedges, L.L.P. 1000 Main Street, 36th Floor Houston, Texas 77002 (713) 226-6000

        Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective and upon consummation of the merger described herein.

        If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.    ☒

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.    ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee (2)(4)

Common Stock, $.01 par value(1)	246,287	$39.845	$9,813,306	$1,156*
Preferred Share Purchase Rights(3)

(1)
Such shares of common stock of FPL Group, Inc. are issuable upon the exercise of outstanding warrants to be assumed by FPL Group, Inc. in connection with its acquisition of Gexa Corp. and, pursuant to Rule 416, include such indeterminate number of additional shares of common stock of FPL Group, Inc. as may be issuable pursuant to the anti-dilution provisions contained therein and as otherwise may be issuable as a result of stock splits, stock dividends, recapitalizations, mergers, reorganizations, combinations or exchange of shares or other similar events.
(2)
Estimated solely for purposes of calculating the registration fee pursuant to Rule 457 of the Securities Act of 1933, as amended. Calculated pursuant to Rule 457(c) based on the average of the high and low sale prices of the common stock of FPL Group, Inc. on the New York Stock Exchange Composite Transactions Tape on May 19, 2005.
(3)
The preferred share purchase rights are attached to and will trade with the common stock. The value attributable to the preferred share purchase rights, if any, is reflected in the market price of the common stock.
(4)
Since no separate consideration is paid for the preferred share purchase rights, the registration fee for such securities is included in the fee related to the common stock.
*
Filing fee previously paid.

        The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Prospectus

FPL Group, Inc.

240,947 Shares of Common Stock

        The selling shareholders are offering 240,947 shares of our common stock under this prospectus. These shares of common stock may be obtained upon exercise of warrants and options to be assumed by us in connection with our acquisition of Gexa Corp., which was completed on June 17, 2005. The selling shareholders will receive all of the proceeds from any sales. We will not receive any of the proceeds.

        Our common stock is listed on the New York Stock Exchange, or NYSE, and trades under the symbol "FPL." On June 17, 2005, the closing sale price per share of our common stock on the NYSE was $41.48.

        The selling shareholders may offer the shares of common stock from time to time through public or private transactions, on or off the NYSE, at prevailing market prices or at privately negotiated prices. They may make sales directly to purchasers or through agents, dealers or underwriters.

        The selling shareholders will pay all brokerage fees and commissions and similar expenses. We will pay all expenses (except brokerage fees and commissions and similar expenses) relating to the registration of the shares with the Securities and Exchange Commission.

        See "Risk Factors" beginning on page 1 of this prospectus to read about certain factors that you should consider before making an investment in our common stock. You should also review the documents incorporated by reference on page 4 of this prospectus for updated and additional factors you should consider.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

        FPL Group's principal executive offices are located at 700 Universe Boulevard, Juno Beach, Florida 33408, telephone number (561) 694-4000, and its mailing address is P.O. Box 14000, Juno Beach, Florida 33408-0420.

The date of this prospectus is June 20, 2005.

TABLE OF CONTENTS

FPL GROUP, INC.	1
RISK FACTORS	1
WHERE YOU CAN FIND MORE INFORMATION	4
INCORPORATION BY REFERENCE	4
CAUTIONARY STATEMENTS	5
USE OF PROCEEDS	6
SELLING SHAREHOLDERS	6
PLAN OF DISTRIBUTION	9
DESCRIPTION OF FPL GROUP'S COMMON STOCK	11
General	11
Dividend Rights	11
Voting Rights and Non-Cumulative Voting	12
Liquidation Rights	13
Preferred Share Purchase Rights	14
FPL Group Preferred Stock	16
LEGAL MATTERS	16
EXPERTS	16
INDEMNIFICATION	16

FPL GROUP, INC.

        FPL Group, Inc. ("FPL Group") is a public utility holding company, as defined in the Public Utility Holding Company Act of 1935, as amended, exempt from substantially all of the provisions of such Act. It was incorporated in 1984 under the laws of Florida. FPL Group's principal subsidiary, Florida Power & Light Company, or FPL, is a rate-regulated utility engaged in the generation, transmission, distribution and sale of electric energy. FPL Group Capital Inc ("FPL Group Capital"), a wholly-owned subsidiary of FPL Group, holds the capital stock and provides funding for FPL Group's operating subsidiaries other than FPL. The business activities of these operating subsidiaries primarily consist of FPL Energy, LLC's wholesale generation business. At December 31, 2004, FPL Group and its subsidiaries employed approximately 11,900 people.

        Except where the context otherwise requires, the terms "we," "us," "our" or "FPL Group" refer to FPL Group, Inc. and its consolidated subsidiaries.

RISK FACTORS

        You should consider carefully the following risks, along with the other information contained in this prospectus. The risks and uncertainties described below are not the only ones that may affect FPL Group. Additional risks and uncertainties also may adversely affect FPL Group's business and operations. If any of the following events actually occur, FPL Group's business, financial condition and results of operations could be materially adversely affected.

        FPL Group is subject to complex laws and regulations and to changes in laws and regulations, including initiatives regarding restructuring of the energy industry. FPL holds franchise agreements with local municipalities and counties, and must renegotiate expiring agreements. These factors may have a negative impact on the business and results of operations of FPL Group.

        FPL Group is subject to changes in laws or regulations, including the Public Utility Regulatory Policies Act of 1978 and the Public Utility Holding Company Act of 1935, the Federal Power Act, the Atomic Energy Act of 1954, and certain sections of the Florida statutes relating to public utilities, changing governmental policies and regulatory actions, including those of the Federal Energy Regulatory Commission, the Florida Public Service Commission and the utility commissions of other states in which FPL Group and its subsidiaries have operations, and the U.S. Nuclear Regulatory Commission, with respect to, among other things, allowed rates of return, industry and rate structure, operation of nuclear power facilities, operation and construction of plant facilities, operation and construction of transmission facilities, acquisition, disposal, depreciation and amortization of assets and facilities, recovery of fuel and purchased power costs, decommissioning costs, return on common equity and equity ratio limits, and present or prospective wholesale and retail competition (including but not limited to retail wheeling and transmission costs). The Florida Public Service Commission has the authority to disallow recovery by FPL of any and all costs that it considers excessive or imprudently incurred.

        The regulatory process generally restricts FPL's ability to grow earnings and does not provide any assurance as to achievement of earnings levels.

        FPL Group is subject to extensive federal, state and local environmental statutes, rules and regulations relating to air quality, water quality, waste management, wildlife mortality, natural resources and health and safety that could, among other things, restrict or limit the output of certain facilities or the use of certain fuels required for the production of electricity and/or require additional pollution control equipment and otherwise increase costs. There are significant capital, operating and other costs associated with compliance with these environmental statutes, rules and regulations, and those costs could be even more significant in the future.

        FPL Group operates in a changing market environment influenced by various legislative and regulatory initiatives regarding deregulation, regulation or restructuring of the energy industry, including deregulation of the production and sale of electricity. FPL Group and its subsidiaries will need to adapt to these changes and may face increasing competitive pressure.

        FPL Group's results of operations could be affected by FPL's ability to renegotiate franchise agreements with municipalities and counties in Florida.

        The operation of power generation facilities, including nuclear facilities, involves significant risks that could adversely affect the results of operations and financial condition of FPL Group.

        The operation of power generation facilities involves many risks, including start up risks, breakdown or failure of equipment, transmission lines or pipelines, use of new technology, the dependence on a specific fuel source or the impact of unusual or adverse weather conditions (including natural disasters such as hurricanes), as well as the risk of performance below expected or contracted levels of output or efficiency. This could result in lost revenues and/or increased expenses. Insurance, warranties or performance guarantees may not cover any or all of the lost revenues or increased expenses, including the cost of replacement power. In addition to these risks, FPL Group's nuclear units face certain risks that are unique to the nuclear industry including the ability to store and/or dispose of spent nuclear fuel, as well as additional regulatory actions up to and including shutdown of the units stemming from public safety concerns, whether at FPL Group's plants or at the plants of other nuclear operators.

        Breakdown or failure of an FPL Energy, LLC ("FPL Energy") operating facility may prevent the facility from performing under applicable power sales agreements which, in certain situations, could result in termination of the agreement or incurring a liability for liquidated damages.

        The construction of, and capital improvements to, power generation facilities involve substantial risks. Should construction or capital improvement efforts be unsuccessful, the results of operations and financial condition of FPL Group could be negatively affected.

        FPL Group's ability to successfully and timely complete its power generation facilities currently under construction, those projects yet to begin construction or capital improvements to existing facilities is contingent upon many variables and subject to substantial risks.

        Should any such efforts be unsuccessful, FPL Group could be subject to additional costs, termination payments under committed contracts and/or the write off of its investment in the project or improvement.

        The use of derivative contracts by FPL Group in the normal course of business could result in financial losses that negatively impact the results of operations of FPL Group.

        FPL Group uses derivative instruments, such as swaps, options, futures and forwards to manage its commodity and financial market risks, and to a lesser extent, engage in limited trading activities. FPL Group could recognize financial losses as a result of volatility in the market values of these contracts, or if a counterparty fails to perform.

        In the absence of actively quoted market prices and pricing information from external sources, the valuation of these derivative instruments involves management's judgment or use of estimates. As a result, changes in the underlying assumptions or use of alternative valuation methods could affect the reported fair value of these contracts. In addition, FPL's use of such instruments could be subject to prudency challenges and, if found imprudent, cost recovery could be disallowed by the Florida Public Service Commission.

        FPL Energy's business is subject to risks, many of which are beyond the control of FPL Group, that may reduce the revenues and adversely impact the results of operations and financial condition of FPL Group.

        There are other risks associated with FPL Energy. In addition to risks discussed elsewhere, risk factors specifically affecting FPL Energy's success in competitive wholesale markets include the ability to efficiently develop and operate generating assets, the successful and timely completion of project restructuring activities, maintenance of the qualifying facility status of certain projects, the price and supply of fuel, transmission constraints, competition from new sources of generation, excess generation capacity and demand for power. There can be significant volatility in market prices for fuel and electricity, and there are other financial, counterparty and market risks that are beyond the control of FPL Energy. FPL Energy's inability or failure to effectively hedge its assets or positions against changes in commodity prices, interest rates, counterparty credit risk or other risk measures could significantly impair FPL Group's future financial results. In keeping with industry trends, a portion of FPL Energy's power generation facilities operate wholly or partially without long-term power purchase agreements. As a result, power from these facilities is sold on the spot market or on a short-term contractual basis, which may affect the volatility of FPL Group's financial results. In addition, FPL Energy's business depends upon transmission facilities owned and operated by others; if transmission is disrupted or capacity is inadequate or unavailable FPL Energy's ability to sell and deliver its wholesale power may be limited.

        FPL Group's ability to successfully identify, complete and integrate acquisitions is subject to significant risks, including the effect of increased competition resulting from the consolidation of the power industry.

        FPL Group is likely to encounter significant competition for acquisition opportunities that may become available as a result of the consolidation of the power industry. In addition, FPL Group may be unable to identify attractive acquisition opportunities at favorable prices and to successfully and timely complete and integrate them.

        Because FPL Group relies on access to capital markets, the inability to access capital markets on favorable terms may limit the ability of FPL Group to grow its businesses and would likely increase interest costs.

        FPL Group and its subsidiaries rely on access to capital markets as a significant source of liquidity for capital requirements not satisfied by operating cash flows. The inability of FPL Group and its subsidiaries to maintain their current credit ratings could affect their ability to raise capital on favorable terms, particularly during times of uncertainty in the capital markets which, in turn could impact FPL Group's ability to grow its businesses and would likely increase its interest costs.

  Weather conditions affect FPL Group's results of operations.

        FPL Group's results of operations are affected by changes in the weather. Weather conditions directly influence the demand for electricity and natural gas and affect the price of energy commodities, and can affect the production of electricity at wind and hydro-powered facilities. FPL Group's results of operations can be affected by the impact of severe weather, which can be destructive, causing outages and/or property damage, and could require additional costs to be incurred. At FPL, recovery of these costs is subject to Florida Public Service Commission approval.

        FPL Group is subject to costs and other effects of legal proceedings, as well as changes in or additions to applicable tax laws, rates or policies, rates of inflation, accounting standards, securities laws and corporate governance requirements.

        FPL Group is subject to costs and other effects of legal and administrative proceedings, settlements, investigations and claims; as well as the effect of new, or changes in, tax laws, rates or policies, rates of inflation, accounting standards, securities laws or corporate governance requirements.

        Threats of terrorism and catastrophic events that could result from terrorism may impact the operations of FPL Group in unpredictable ways.

        FPL Group is subject to direct and indirect effects of terrorist threats and activities. Generation and transmission facilities, in general, have been identified as potential targets. The effects of terrorist threats and activities include, among other things, terrorist actions or responses to such actions or threats, the inability to generate, purchase or transmit power, the risk of a significant slowdown in growth or a decline in the U.S. economy, delay in economic recovery in the U.S., and the increased cost and adequacy of security and insurance.

        The ability of FPL Group to obtain insurance and the terms of any available insurance coverage could be affected by national and company-specific events.

        FPL Group's ability to obtain insurance, and the cost of and coverage provided by such insurance, could be affected by national, state or local events as well as company-specific events.

        FPL Group is subject to employee workforce factors that could affect the businesses and financial condition of FPL Group.

        FPL Group is subject to employee workforce factors, including loss or retirement of key executives, availability of qualified personnel, collective bargaining agreements with union employees or work stoppage that could affect the businesses and financial condition of FPL Group.

WHERE YOU CAN FIND MORE INFORMATION

        FPL Group files annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission, or SEC. You may read and copy any document that we file at the SEC's Public Reference Room at 450 Fifth Street N.W., Washington, D.C. 20549. You can obtain additional information about the Public Reference Room by calling the SEC at 1-800-SEC-0330.

        In addition, the SEC maintains an Internet site (http://www.sec.gov) that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, including FPL Group. Also, FPL Group maintains an Internet site (http://www.fplgroup.com). Information included on the FPL Group Internet site is not incorporated by reference in this prospectus.

INCORPORATION BY REFERENCE

        The SEC allows FPL Group to "incorporate by reference" the information it files with the SEC, which means that FPL Group can disclose important business and financial information about FPL Group to you that is not included in or delivered with this prospectus by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. Information that FPL Group files later with the SEC will automatically update and supersede this information.

        FPL Group incorporates by reference the documents listed below and any filing FPL Group will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 between the date of the initial filing of the amendment to the registration statement of which this prospectus is a part and the effectiveness of that registration statement, as well as after the date of this prospectus until the selling shareholders sell all of the securities offered hereby:

  1.
  Annual Report on Form 10-K of FPL Group for the fiscal year ended December 31, 2004;

  2.
  FPL Group's Quarterly Report on Form 10-Q for the quarter ended March 31, 2005; and

  3.
  FPL Group's Current Reports on Form 8-K filed with the SEC on January 4, 2005, January 28, 2005, February 10, 2005, March 16, 2005 and March 24, 2005, and Form 8-K/A filed with the SEC on May 24, 2005.

        These documents are considered to be a part of this prospectus, effective as of the date each of the documents are filed. Any statement contained in this prospectus, or in a document incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this prospectus, to the extent that a statement contained herein or in any other subsequently filed document, which is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

        FPL Group will provide to each person, including any beneficial owner, to whom this prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in this prospectus but not delivered with this prospectus.

        You can obtain any of the documents listed above from the SEC, through the SEC's Internet site at the address described above or FPL Group will provide you with copies of these documents without charge upon oral or written request to:

FPL Group, Inc.
700 Universe Boulevard
Juno Beach, Florida 33408
Attention: Investor Relations
(561) 694-4000

        These documents are available from FPL Group without charge, excluding any exhibits to them unless the exhibit is specifically listed as an exhibit to the registration statement of which this prospectus forms a part.

CAUTIONARY STATEMENTS

        In connection with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 (the "Reform Act"), FPL Group is hereby filing cautionary statements identifying important factors that could cause its actual results to differ materially from those projected in forward-looking statements (as such term is defined in the Reform Act) made by or on behalf of FPL Group in this prospectus, in any supplement hereto, in presentations, in response to questions, or otherwise. Any statements that express, or involve discussions as to expectations, beliefs, plans, objectives, assumptions or future events or performance (often, but not always, through the use of words or phrases such as "will likely result", "are expected to", "will continue", "is anticipated", "believe", "could", "estimated", "may", "plan", "potential", "projection", "target", "outlook") are not statements of historical facts and may be forward-looking. Forward-looking statements involve estimates, assumptions and uncertainties. Accordingly, any such statements are qualified in their entirety by reference to, and are accompanied by, the specific factors discussed in "Risk Factors" herein and in the FPL Group reports that are incorporated herein by reference (in addition to any assumptions and other factors referred to specifically in connection with such forward-looking statements) that could cause FPL Group's actual results to differ materially from those contained in forward-looking statements made by or on behalf of FPL Group.

        Any forward-looking statement speaks only as of the date on which such statement is made, and FPL Group does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date on which that statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time and it is not possible for management of FPL Group to predict all of those factors, nor can it assess the impact of each of those factors on its business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statement.

        The issues and associated risks and uncertainties described above are not the only ones FPL Group may face. Additional issues may arise or become material as the energy industry evolves. The risks and uncertainties associated with these additional issues could impair FPL Group's businesses in the future.

USE OF PROCEEDS

        All of the common stock offered under this prospectus is being sold by the selling shareholders. We will not receive any of the proceeds from the sale of the common stock. Expenses expected to be incurred by us in connection with this offering are estimated to be approximately $76,000.

SELLING SHAREHOLDERS

        The following table sets forth information provided by the selling shareholders about the ownership of common stock of the selling shareholders before and after the offering covered by this prospectus. The selling shareholders may from time to time offer and sell, all or some portion of the common stock listed below.

        A total of up to 240,947 shares of our common stock are being offered for sale by the selling shareholders listed below. The following table sets forth, to our knowledge, with respect to the selling shareholders (i) the number of outstanding shares of common stock beneficially owned as of June 20, 2005, and prior to the offering contemplated hereby, (ii) the maximum number of shares of common stock that may be sold in this offering, and (iii) the number and percentage of outstanding shares of common stock that will be beneficially owned after the offering, assuming the sale of all the shares of common stock offered hereby and assuming no other sales.

        Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of common stock subject to securities exercisable or convertible into shares of common stock that are currently exercisable or exercisable within 60 days of June 20, 2005, are deemed to be beneficially owned by the person holding such securities for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. This information has been obtained from the selling shareholders and we have not independently verified this information. To our knowledge, none of the selling shareholders has held any position or office, or had any other material relationship with us or any of our affiliates within the past three years except as set forth in footnotes 2 through 5 below.

        Applicable percentage of ownership is based on 392,008,489 shares outstanding as of June 10, 2005, together with securities exercisable or convertible by such shareholder into shares of common stock within 60 days of June 20, 2005.

			Common Stock Owned After Offering is Complete
	Number of Shares of Common Stock Owned Before Offering
		Number of Shares of Common Stock Offered
Name of Selling Shareholder			Number of Shares	Percentage
Perry Partners LP(1)	42,184	12,655	42,184	*
Perry Partners International, Inc.(1)	116,391	34,917	116,391	*
Auda Classic PLC(1)	1,214	364	1,214	*
Corsair Capital Partners, L.P.	114,818	14,526	100,292	*
Corsair Capital Investors, Ltd.	15,329	1,942	13,387	*
Corsair Capital Partners 100, L.P.	4,763	573	4,190	*
Corsair Long Short International, Ltd.	5,201	618	4,583	*
ZLP Master Opportunity Fund, Ltd.	76,531	17,661	58,870	*
Robert L. Brewton	3,061	706	2,355	*
Crown Financial, LLC	5,247	1,211	4,036	*
Reid Ferrell Friedman	504	504	0	*
Barry Gomel	1,177	504	673	*
Nater Limited Partnership	1,446	605	841	*
J. W. Rogers	3,061	706	2,355	*
Solmirog Ltd. Partnership	2,623	605	2,018	*
Sonz Interests, L.P.	874	201	673	*
Yvonne Briggs	784	784	0	*
Cappello Capital Corp.	67,280	67,280	0
Frank K. Colen	1,934	1,934	0	*
Cory Dorzek	672	672	0	*
Chris Hagar	1,934	1,934	0	*
Highbridge/Zwirn Special Opportunities Fund, L.P.	25,230	25,230	0	*
Andrew Kaminsky	168	168	0	*
Zubin Mory	84	84	0	*
Oppenheimer & Co. Inc.	12,053	12,053	0	*
Prospect Street Ventures Ltd.	4,205	4,205	0	*
Prospect Street Energy LLC	16,820	16,820	0	*
Darrell Rosenthal	2,678	2,678	0	*
Stanley B. Stern	168	168	0	*
Henry P. Williams	6,307	6,307	0	*
Neil M. Leibman(2)	649,661	3,083	646,578	*
Don Aron(3)	50,179	3,083	47,096	*
Stuart C. Gaylor(4)	22,650	3,083	19,567	*
Robert C. Orr(5)	16,539	3,083	13,456	*

*
Less than 1%

(1)
The shares of this shareholder offered hereby are issuable pursuant to warrants that are not exercisable within 60 days of June 20, 2005 and, accordingly, have not been included in the number of shares owned before the offering.

(2)
Mr. Leibman is the President of Gexa Corp. ("Gexa"), which has become an indirect, wholly-owned subsidiary of FPL Group as a result of the merger (the "Merger") contemplated by the Agreement and Plan of Merger, dated as of March 28, 2005, among FPL Group, certain of its subsidiaries and Gexa. Shares beneficially owned by Mr. Leibman include 75,690 shares that may be acquired upon exercise of currently exercisable options, 3,083 shares which may be acquired upon exercise of a currently exercisable warrant (which shares are offered hereby) and 6,728 shares owned by Mr. Leibman's minor children for which he disclaims beneficial ownership.

(3)
Mr. Aron is a former director of Gexa and resigned such position upon completion of the Merger. Shares beneficially owned by Mr. Aron include 3,083 shares that may be acquired upon exercise of certain common stock warrants (which shares are offered hereby) and 16,820 shares that may be acquired upon exercise of currently exercisable options.

(4)
Mr. Gaylor is a former director of Gexa and resigned such position upon completion of the Merger. Shares beneficially owned by Mr. Gaylor include 3,083 shares that may be acquired upon exercise of a common stock warrant (which shares are offered hereby) and 16,820 shares that may be acquired upon exercise of currently exercisable options.

(5)
Mr. Orr is a former director of Gexa and resigned such position upon completion of the Merger. Shares beneficially owned by Mr. Orr include 3,083 shares that may be acquired upon exercise of a common stock warrant (which shares are offered hereby) and 16,820 shares that may be acquired upon exercise of currently exercisable options.

PLAN OF DISTRIBUTION

        The securities to be offered and sold using this prospectus are being registered to permit public secondary trading of these securities by the selling shareholders from time to time after the date of this prospectus. We will not receive any of the proceeds of the sale of the common stock offered by this prospectus. The aggregate proceeds to the selling shareholders from the sale of the common stock will be the purchase price of the common stock less any discounts and commissions. A selling shareholder reserves the right to accept and, together with its agents, to reject, any proposed purchase of common stock to be made directly or through agents.

        The common stock may be sold from time to time to purchasers:

  •
  directly by the selling shareholders and their successors, which includes their transferees, pledgees or donees or their successors; or

  •
  through underwriters, broker-dealers or agents who may receive compensation in the form of discounts, concessions or commissions from the selling shareholders or the purchasers the common stock. These discounts, concessions or commissions may be in excess of those customary in the types of transactions involved.

        The selling shareholders and any underwriters, broker-dealers or agents who participate in the distribution of the common stock may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"). As a result, any profits on the sale of the common stock by selling shareholders and any discounts, commissions or concessions received by any such broker-dealers or agents may be deemed to be underwriting discounts and "underwriters" within the meaning of the Securities Act will be subject to prospectus delivery requirements of the Securities Act. If the selling shareholders are deemed to be underwriters, the selling shareholders may be subject to certain statutory liabilities, including, without limitation, liabilities under Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act. If the shares of common stock are sold through underwriters, broker-dealers or agents, the selling shareholders will be responsible for underwriting discounts or commissions or agent's commissions.

        The common stock registered hereby may be sold in one or more transactions at:

  •
  fixed prices;

  •
  prevailing market prices at the time of sale;

  •
  varying prices determined at the time of sale; or

  •
  negotiated prices.

        These sales may be effected in transactions:

  •
  on any national securities exchange or quotation service on which the common stock may be listed or quoted at the time of the sale;

  •
  in the over-the-counter market;

  •
  otherwise than on such exchanges or services or in the over-the-counter market;

  •
  through the writing and exercise of options, whether such options are listed on an options exchange or otherwise;

  •
  block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

  •
  purchases by a broker-dealer as principal and resales by the broker-dealer for its own account;

  •
  an exchange distribution in accordance with the rules of the applicable exchange;

  •
  privately negotiated transactions;

  •
  broker-dealers may agree with the selling security holders to sell a specified number of shares at a stipulated price per share;

  •
  a combination of any of these methods of sale; or

  •
  any other method permitted by applicable law.

        These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as an agent on both sides of the trade.

        In connection with the sales of common stock, the selling shareholders may enter into hedging transactions with broker-dealers. These broker-dealers may in turn engage in short sales of the common stock in the course of hedging their positions. The selling shareholders may also sell the common stock short and deliver common stock to close out short positions, or loan or pledge common stock to broker-dealers that in turn may sell the common stock.

        To our knowledge, there are currently no plans, arrangements or understandings between any selling shareholders and any underwriter, broker-dealer or agent regarding the sale of the common stock.

        At the time a particular offering is made, if required, a prospectus supplement will be distributed, which will set forth the names of the selling shareholders, the aggregate amount and type of securities being offered, the price at which the securities are being sold and other material terms of the offering, including the name or names of any underwriters, broker-dealers or agents, any discounts, commissions, concessions and other terms constituting compensation from the selling shareholders and any discounts, commissions or concessions allowed or reallowed to paid broker-dealers.

        Our common stock is listed on the NYSE and trades under the symbol "FPL."

        We cannot be certain that any selling shareholder will sell any or all of the common stock pursuant to this prospectus. Further, we cannot assure you that any such selling shareholder will not transfer, devise or gift the common stock by other means not described in this prospectus. In addition, any common stock covered by this prospectus that qualifies for sale pursuant to Rule 144 of the Securities Act may be sold under Rule 144 rather than under this prospectus. The common stock may be sold in some states only through registered or licensed brokers or dealers.

        We and the selling shareholders (on a several basis) have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

        We have agreed to pay substantially all of the expenses incidental to the registration, offering and sale of the common stock by the selling shareholders to the public, other than commissions, fees and discounts of underwriters, brokers, dealers and agents.

DESCRIPTION OF FPL GROUP'S COMMON STOCK

General

        The following statements describing FPL Group's common stock are not intended to be a complete description. For additional information, please see FPL Group's Restated Articles of Incorporation, as amended, to which we refer as the "Charter", and its bylaws, which set forth the terms of the common stock. Please also see the Mortgage and Deed of Trust, dated as of January 1, 1944, between FPL and Deutsche Bank Trust Company Americas, as trustee, as amended and supplemented, to which we refer as the "Mortgage", which contains restrictions that may limit the ability of Florida Power & Light Company to pay dividends to FPL Group. Each of these documents has been previously filed with the SEC and are exhibits to the registration statement filed with the SEC of which this prospectus is a part. Reference is also made to the laws of the State of Florida.

        FPL Group's authorized capital stock consists of 800,000,000 shares of common stock, $.01 par value, and 100,000,000 shares of serial preferred stock, $.01 par value. As of June 10, 2005, 392,008,489 shares of common stock were issued and outstanding and no shares of serial preferred stock were issued and outstanding. See "Preferred Share Purchase Rights" below. The FPL Group common stock has no preemptive, subscription or conversion rights, and there are no redemption or sinking fund provisions applicable thereto. The outstanding shares of common stock are, and when issued the shares offered hereby will be, fully paid and non-assessable. In some cases, the issuance of preferred stock could make it difficult for another company to acquire FPL Group and make it harder to remove current management. See also "FPL Group Preferred Stock" below.

        All outstanding FPL Group common stock is listed on the NYSE and trades under the symbol "FPL." The registrar and transfer agent for the FPL Group common stock is Computershare Investor Services, LLC.

        A number of provisions that are in FPL Group's Charter and bylaws will make it difficult for another company to acquire FPL Group and for a holder of FPL Group common stock to receive any related takeover premium for its shares. See "Voting Rights and Non-Cumulative Voting", "Preferred Share Purchase Rights" and "FPL Group Preferred Stock" below.

Dividend Rights

        Each share of common stock is entitled to participate equally with respect to dividends declared on the common stock out of funds legally available for the payment thereof.

        The Charter of FPL Group does not limit the dividends that can be paid on the common stock. However, as a practical matter, the ability of FPL Group to pay dividends on the common stock is dependent upon dividends paid to it by its subsidiaries, primarily FPL. FPL's ability to pay dividends is limited by restrictions contained in the Mortgage. However, these restrictions do not currently limit FPL's ability to pay dividends to FPL Group from its retained earnings.

        FPL Group Capital has issued junior subordinated debentures in connection with preferred trust securities previously issued by FPL Group Capital Trust I, which junior subordinated debentures are guaranteed by FPL Group. FPL Group Capital has the right, from time to time, to delay interest payments on its outstanding junior subordinated debentures for an extension period of up to 20 consecutive quarters. FPL Group, FPL and/or FPL Group Capital may issue, from time to time, additional junior subordinated debentures in connection with the issuance of additional preferred trust securities. FPL Group, FPL and/or FPL Group Capital may have a similar right to delay interest payments for those additional junior subordinated debentures. If FPL Group Capital and/or FPL Group exercises any right to delay an interest payment, FPL Group would not be able to pay dividends on its common stock or preferred stock during the extension period with certain limited exceptions. If FPL exercises any right to delay an interest payment, it would not be able to pay dividends to any holder of its common stock or preferred stock, including FPL Group, during the extension period with certain limited exceptions.

        FPL Group has issued stock purchase contracts, as a component of stock purchase units, which require FPL Group to make periodic contract adjustment payments to the holders of the stock purchase units. FPL Group has a right to delay these payments during the term of the stock purchase contracts. FPL Group may issue, from time to time, additional stock purchase contracts as a component of stock purchase units. FPL Group may have a similar right to delay contract adjustment payments on these additional stock purchase contracts. If FPL Group exercises any right to delay a contract adjustment payment, it will not be able to pay dividends on its common stock or preferred stock during the period such payments are delayed with certain limited exceptions.

        In addition, FPL Group may issue one or more series of its serial preferred stock, $.01 par value, without the approval of its shareholders. Any series of preferred stock could be entitled to receive dividends in preference to the payment of dividends on FPL Group's common stock.

Voting Rights and Non-Cumulative Voting

        In general, the holders of FPL Group common stock are entitled to one vote per share for the election of directors and for other corporate purposes. The Charter:

  (a)
  permits the shareholders to remove a director only for cause and only by the affirmative vote of 75% in voting power of the outstanding shares of common stock and other outstanding voting stock, voting as a class;

  (b)
  provides that a vacancy on the FPL Group board may be filled only by the remaining directors;

  (c)
  permits shareholders to take action only at an annual meeting, or a special meeting duly called by certain officers, the FPL Group board or the holders of a majority in voting power of the outstanding shares of voting stock entitled to vote on the matter;

  (d)
  requires the affirmative vote of 75% in voting power of the outstanding shares of voting stock to approve certain Business Combinations (as defined below) with an Interested Shareholder (as defined below) or its affiliate, unless approved by a majority of the Continuing Directors (as defined below) or, in certain cases, unless certain minimum price and procedural requirements are met; and

  (e)
  requires the affirmative vote of 75% in voting power of the outstanding shares of voting stock to amend the bylaws or to amend certain provisions of the Charter including those provisions discussed in (a) through (d) above.

        Such provisions may have significant effects on the ability of the shareholders to change the composition of an incumbent FPL Group board or to benefit from certain transactions which are opposed by an incumbent FPL Group board.

        The term "Interested Shareholder" is defined in the Charter to include a security holder who owns 10% or more in voting power of the outstanding shares of voting stock, and the term "Continuing Director" is defined in the Charter to include any director who is not an affiliate of an Interested Shareholder. The above provisions dealing with Business Combinations involving FPL Group and an Interested Shareholder may discriminate against a security holder who becomes an Interested Shareholder by reason of the beneficial ownership of such amount of common or other voting stock. The term "Business Combination" is defined in the Charter to include:

  (a)
  any merger or consolidation of FPL Group or any direct or indirect majority-owned subsidiary with (i) an Interested Shareholder or (ii) any other corporation which is, or after such merger or consolidation would be, an affiliate of an Interested Shareholder;

  (b)
  any sale, lease, exchange, mortgage, pledge, transfer or other disposition in one transaction or a series of transactions to or with any Interested Shareholder or any affiliate of an Interested Shareholder of assets of FPL Group or any direct or indirect majority-owned subsidiary having an aggregate fair market value of $10,000,000 or more;

  (c)
  the issuance or transfer by FPL Group or any direct or indirect majority-owned subsidiary in one transaction or a series of transactions of any securities of FPL Group or any subsidiary to any Interested Shareholder or any affiliate of any Interested Shareholder in exchange for cash, securities or other property, or a combination thereof, having an aggregate fair market value of $10,000,000 or more;

  (d)
  the adoption of any plan or proposal for the liquidation or dissolution of FPL Group proposed by or on behalf of an Interested Shareholder or an affiliate of an Interested Shareholder; or

  (e)
  any reclassification of securities, including any reverse stock split, or recapitalization, of FPL Group, or any merger or consolidation of FPL Group with any of its direct or indirect majority-owned subsidiaries or any other transaction which has the direct or indirect effect of increasing the proportionate share of the outstanding shares of any class of equity or convertible securities of FPL Group or any direct or indirect wholly-owned subsidiary which is directly or indirectly owned by any Interested Shareholder or any affiliate of any Interested Shareholder.

        The holders of common stock do not have cumulative voting rights, and therefore the holders of more than 50% of a quorum (majority) of the outstanding shares of common stock can elect all of FPL Group's directors. Unless otherwise provided in the Charter or the bylaws or in accordance with applicable law, the affirmative vote of a majority of the total number of shares represented at a meeting and entitled to vote is required for shareholder action on a matter. Voting rights for the election of directors or otherwise, if any, for any series of the serial preferred stock, will be established by the FPL Group board when such series is issued. See "FPL Group Preferred Stock" below.

Liquidation Rights

        After satisfaction of creditors and payments due to the holders of serial preferred stock, if any, the holders of common stock are entitled to share ratably in the distribution of all remaining assets. See "FPL Group Preferred Stock" below.

Preferred Share Purchase Rights

        The following statements describing FPL Group's preferred share purchase rights (each, a "Right") are not intended to be a complete description. For additional information, please see the form of Rights Agreement, dated as of July 1, 1996, between FPL Group and Computershare Investor Services, LLC, as successor Rights Agent, as amended, which sets forth the terms of the Rights. The Rights Agreement and amendments thereto have been previously filed with the SEC and are exhibits to the registration statement filed with the SEC of which this prospectus is a part.

        On June 17, 1996, FPL Group's board declared a dividend of one Right for each outstanding share of common stock. Thereafter, until the Distribution Date (as defined below), FPL Group will issue one Right with each newly issued share of common stock. Each Right (prior to the expiration or redemption of the Rights) will entitle the holder thereof to purchase from FPL Group one two-hundredth of a share of FPL Group's Series A Junior Participating Preferred Stock, $.01 par value ("Junior Preferred Shares"), at an exercise price of $120 per one one-hundredth of a Junior Preferred Share ("Purchase Price"), subject to adjustment. Until the Distribution Date, the Rights are represented by the shares of common stock, and are not exercisable or transferable apart from the common stock. The "Distribution Date" is the earlier to occur of:

  (a)
  the tenth day after the public announcement that a person or group has acquired beneficial ownership of 10% or more of the common stock; or

  (b)
  the tenth business day after a person commences, or announces an intention to commence, a tender or exchange offer, the consummation of which would result in the beneficial ownership by a person or group of 10% or more of the common stock. At any time before a person or group becomes a 10% holder, the FPL Group board may extend the 10-day period.

        Separate certificates evidencing the Rights will be mailed to holders of the common stock as of the close of business on the Distribution Date. The Rights are exercisable at any time after the Distribution Date, unless earlier redeemed, or exchanged, and could then begin trading separately from the common stock. The Rights do not have any voting rights and are not entitled to dividends.

        If a person or group becomes a 10% holder, each Right not owned by the 10% holder would become exercisable for the number of shares of common stock which, at that time, would have a market value of two times the exercise price of the Right. In the event that FPL Group is acquired in a merger or other business combination transaction, or 50% or more of FPL Group's assets or earning power are sold or otherwise transferred, after a person or group has become a 10% holder, each Right will entitle its holder to purchase, at the exercise price of the Right, that number of shares of common stock of the acquiring company which at the time of such transaction would have a market value of two times the exercise price of the Right.

        The Rights are redeemable by FPL Group's board in whole, but not in part, at $.005 per Right at any time prior to the time that a person or group acquires beneficial ownership of 10% or more of the outstanding common stock. The Rights will expire on June 30, 2006 (unless the expiration date is extended or the Rights are earlier redeemed or exchanged as described below).

        The Purchase Price, and the number of Junior Preferred Shares or other securities or property issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution:

  (a)
  in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Junior Preferred Shares;

  (b)
  as a result of the grant to holders of Junior Preferred Shares of certain rights or warrants to subscribe for or purchase Junior Preferred Shares at a price, or securities convertible into Junior Preferred Shares with a conversion price, at less than the current market price of Junior Preferred Shares; or

  (c)
  as a result of the distribution to holders of Junior Preferred Shares of evidences of indebtedness or assets (excluding regular periodic cash dividends or dividends payable in Junior Preferred Shares) or of subscription rights or warrants (other than those referred to above).

        With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments require an adjustment of at least 1% in the Purchase Price. The number of Rights and the number of Junior Preferred Shares purchasable upon exercise of each Right are also subject to adjustment in the event of a stock split, subdivision, consolidation, combination or common stock dividend on the common stock prior to the Distribution Date.

        The FPL Group board may exchange the Rights at an exchange ratio of one share of common stock per Right at any time that is:

  (a)
  after the acquisition by a person or group of affiliated or associated persons of beneficial ownership of 10% or more of the outstanding common stock; and

  (b)
  before the acquisition by a person or group of 50% or more of the outstanding common stock.

        The Rights have anti-takeover effects. The Rights will cause substantial dilution to a person or group that attempts to acquire FPL Group without conditioning the offer on the redemption of the Rights or on the acquisition of a certain number of Rights. The Rights beneficially owned by that person or group may become null and void. The Rights should not interfere with any merger or other business combination approved by FPL Group's board, since the Rights may be redeemed by FPL Group at $.005 per Right prior to the time that a person or group has acquired beneficial ownership of 10% or more of the common stock.

        The Junior Preferred Shares purchasable upon exercise of the Rights will be entitled to cumulative quarterly dividends in preference to the common stock at a rate per share equal to the greater of $10 and 100 times the dividend declared on the common stock for such quarter. In the event of any merger, consolidation or other transaction in which the shares of common stock are exchanged, each Junior Preferred Share will be entitled to receive 100 times the amount and type of consideration received per share of common stock. In the event of a liquidation of FPL Group, the holders of Junior Preferred Shares will be entitled to receive in preference to the common stock the greater of $100 per share and 100 times the payment made per share of common stock. FPL Group has the right to issue other serial preferred stock ranking prior to the Junior Preferred Shares with respect to dividend and liquidation preferences. The Junior Preferred Shares will be redeemable after June 30, 2006, at FPL Group's option, in whole or in part, at a redemption price per share equal to the greater of the following:

  (a)
  the per share Purchase Price; and

  (b)
  the then current market price of a Junior Preferred Share.

        Each Junior Preferred Share will have 100 votes on all matters submitted to a vote of the shareholders of FPL Group, voting together with the common stock. The rights of the Junior Preferred Shares as to dividends, liquidation, redemption and voting, and in the event of mergers and consolidations, are protected by customary anti-dilution provisions. Because of the nature of the dividend, liquidation, redemption and voting rights of the Junior Preferred Shares, the value of the interest in a Junior Preferred Share purchasable upon the exercise of each Right should approximate the value of one share of common stock.

        FPL Group's board may amend the Rights Agreement and the Rights, without the consent of the holders of the Rights. However, any amendment adopted after a person or group becomes a 10% holder may not adversely affect the interests of holders of Rights. The 10% holder level discussed above is subject to certain exceptions.

FPL Group Preferred Stock

        FPL Group may issue one or more series of its serial preferred stock, $.01 par value, without the approval of its shareholders. Each series may have terms that differ from those of any other series and may provide for dividend, liquidation, voting and other rights that are superior or prior to those of FPL Group's common stock. In some cases, the issuance of preferred stock could make it difficult for another company to acquire FPL Group and make it harder to remove current management.

LEGAL MATTERS

        The validity of the issuance of the shares of common stock offered by this prospectus will be passed upon for us by Steel Hector & Davis LLP, Miami, Florida.

EXPERTS

        The consolidated financial statements as of December 31, 2004 and 2003, and for each of the three years in the period ended December 31, 2004, and management's report on the effectiveness of internal control over financial reporting as of December 31, 2004, incorporated in this prospectus by reference from FPL Group's Annual Report on Form 10-K for the year ended December 31, 2004, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in (1) their report dated February 24, 2005 relating to the consolidated financial statements of FPL Group (which report expresses an unqualified opinion and includes explanatory paragraphs relating to FPL Group's changes in 2003 in its methods of accounting for special-purpose entities and for asset retirement obligations and change in 2002 in its method of accounting for goodwill), and (2) their report dated February 24, 2005 relating to management's report on the effectiveness of internal control over financial reporting, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

INDEMNIFICATION

        Florida law generally provides that a Florida corporation, such as FPL Group, may indemnify its directors, officers, employees and agents against liabilities and expenses they may incur. Florida law also limits the liability of directors of FPL Group and other persons. FPL Group's bylaws contain provisions regarding the mandatory indemnification by FPL Group of its directors, officers, employees and agents under specified conditions. In addition, FPL Group carries insurance permitted by the laws of Florida on behalf of its directors, officers, employees or agents, which may cover, among other things, liabilities under the Securities Act.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of FPL Group pursuant to the provisions described in the preceding paragraphs, or otherwise, FPL Group has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

        You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. FPL Group has not authorized anyone else to provide you with additional or different information. FPL Group is not making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents or that the information incorporated by reference is accurate as of any date other than the date of the document incorporated by reference.

FPL Group, Inc.

240,947 Shares

Common Stock, $.01 Par Value

PROSPECTUS

June 20, 2005

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. Other Expenses of Issuance and Distribution.

        The expenses in connection with the issuance and distribution of the securities being registered, other than underwriting and/or agents compensation, are:

Filing Fee for Registration Statement	$1,156
Legal and Accounting Fees	$58,500	*
Printing (S-3, prospectus, prospectus supplement, etc.) and Mailing Fees	$1,500	*
Miscellaneous	$15,000	*
Total	$76,156

*
Estimated

ITEM 15. Indemnification of Directors and Officers.

        Section 607.0850 of the Florida Statutes generally permits FPL Group to indemnify its directors, officers, employees or other agents who are subject to any third-party actions because of their service to FPL Group if such persons acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of FPL Group. If the proceeding is a criminal one, such person must also have had no reasonable cause to believe his conduct was unlawful. In addition, FPL Group may indemnify its directors, officers, employees or other agents who are subject to derivative actions against expenses and amounts paid in settlement which do not exceed, in the judgment of the board, the estimated expense of litigating the proceeding to conclusion, including any appeal thereof, actually and reasonably incurred in connection with the defense or settlement of such proceeding, if such person acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the best interests of FPL Group. To the extent that a director, officer, employee or other agent is successful on the merits or otherwise in defense of a third-party or derivative action, such person will be indemnified against expenses actually and reasonably incurred in connection therewith. This section of the Florida Statutes also permits FPL Group to further indemnify such persons by other means unless a judgment or other final adjudication establishes that such person's actions or omissions which were material to the cause of action constitute any of the following:

  •
  a crime (unless such person had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe it unlawful);

  •
  a transaction from which he derived an improper personal benefit;

  •
  an action in violation of Florida Statutes Section 607.0834 (unlawful distributions to shareholders); or

  •
  willful misconduct or a conscious disregard for the best interests of FPL Group in a proceeding by or in the right of FPL Group to procure a judgment in its favor or in a proceeding by or in the right of a shareholder.

        Furthermore, Florida Statutes Section 607.0831 provides, in general, that no director shall be personally liable for monetary damages to a corporation or any other person for any statement, vote, decision, or failure to act, regarding corporate management or policy, unless:

  •
  the director breached or failed to perform his duties as a director; and

  •
  the director's breach of, or failure to perform, those duties constitutes any of the following:

  o
  a violation of criminal law, unless the director had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful;

  o
  a transaction from which the director derived an improper personal benefit, either directly or indirectly;

  o
  a circumstance under which the liability provisions of Florida Statutes Section 607.0834 are applicable;

  o
  in a proceeding by or in the right of the corporation to procure a judgment in its favor or by or in the right of a shareholder, conscious disregard for the best interest of the corporation, or willful misconduct; or

  o
  in a proceeding by or in the right of someone other than the corporation or a shareholder, recklessness or an act or omission which was committed in bad faith or with malicious purpose or in a manner exhibiting wanton and willful disregard of human rights, safety, or property.

        The term "recklessness," as used above, means the action, or omission to act, in conscious disregard of a risk: (a) known, or so obvious that it should have been known, to the director; and (b) known to the director, or so obvious that it should have been known, to be so great as to make it highly probable that harm would follow from such action or omission.

        FPL Group's bylaws provide generally that FPL Group shall, to the fullest extent permitted by law, indemnify all of its directors and officers, directors, officers, or other employees serving as a fiduciary of an employee benefit plan of FPL Group, as well as any employees or agents of FPL Group's or other persons serving at the request of FPL Group in any capacity with any entity or enterprise other than such registrant to whom FPL Group has agreed to grant indemnification to the extent that any such person is made a party or threatened to be made a party or called as a witness or is otherwise involved in any action, suit, or proceeding in connection with his status as an indemnified person. Such indemnification covers all expenses incurred by any indemnified person (including attorneys' fees) and all liabilities and losses (including judgments, fines and amounts to be paid in settlement) incurred thereby in connection with any such action, suit or proceeding.

        In addition, FPL Group carries insurance permitted by the laws of Florida on behalf of directors, officers, employees or agents which may cover, among other things, liabilities under the Securities Act.

ITEM 16. Exhibits.

Exhibit Number		Description
*3	(i)	Restated Articles of Incorporation of FPL Group dated December 31, 1984, as amended through March 10, 2005 (filed as Exhibit 3(i) to Registration Statement on Form S-4 dated April 28, 2005, File No. 333-124438).
*3	(ii)	Bylaws of FPL Group as amended February 12, 2001 (filed as Exhibit 3(ii)a to Form 10-K for the year ended December 31, 2000, File No. 1-8841).
*4	(a)
Form of Rights Agreement, dated as of July 1, 1996, between FPL Group and EquiServe Trust Company, N.A. as successor to Fleet National Bank (f/k/a The First National Bank of Boston), as Rights Agent (filed as Exhibit 4 to Form 8-K dated June 17, 1996, File No. 1-8841).

*4	(b)
Second Amendment to Rights Agreement, dated as of December 26, 2002, between FPL Group and EquiServe Trust Company, N.A. as successor to Fleet National Bank (f/k/a The First National Bank of Boston), as Rights Agent (filed as Exhibit 3 to Form 8-A/A dated January 3, 2003, File No. 1-8841).
*4	(c)
Third Amendment to Rights Agreement, dated as of January 1, 2004, between FPL Group, Computershare Investor Services, LLC as successor Rights Agent, and EquiServe Trust Company, N.A. as predecessor Rights Agent (filed as Exhibit 4 to Form 8-A/A dated December 19, 2003, File No. 1-8841).
*4	(d)
Certificate of Adjustment, dated March 15, 2005, to the Rights Agreement, dated July 1, 1996, as amended, between FPL Group, Inc. and Computershare Investor Services, LLC, as successor Rights Agent (filed as Exhibit 4(b) to Form 8-K dated March 16, 2005, File No. 1-8841).
*4	(e)
Mortgage and Deed of Trust dated as of January 1, 1944, and One hundred and six Supplements thereto, between FPL and Deutsche Bank Trust Company Americas, Trustee (filed as Exhibit B-3, File No. 2-4845; Exhibit 7(a), File No. 2-7126; Exhibit 7(a), File No. 2-7523; Exhibit 7(a), File No. 2-7990; Exhibit 7(a), File No. 2-9217; Exhibit 4(a)-5, File No. 2-10093; Exhibit 4(c), File No. 2-11491; Exhibit 4(b)-1, File No. 2-12900; Exhibit 4(b)-1, File No. 2-13255; Exhibit 4(b)-1, File No. 2-13705; Exhibit 4(b)-1, File No. 2-13925; Exhibit 4(b)-1, File No. 2-15088; Exhibit 4(b)-1, File No. 2-15677; Exhibit 4(b)-1, File No. 2-20501; Exhibit 4(b)-1, File No. 2-22104; Exhibit 2(c), File No. 2-23142; Exhibit 2(c), File No. 2-24195; Exhibit 4(b)-1, File No. 2-25677; Exhibit 2(c), File No. 2-27612; Exhibit 2(c), File No. 2-29001; Exhibit 2(c), File No. 2-30542; Exhibit 2(c), File No. 2-33038; Exhibit 2(c), File No. 2-37679; Exhibit 2(c), File No. 2-39006; Exhibit 2(c), File No. 2-41312; Exhibit 2(c), File No. 2-44234; Exhibit 2(c), File No. 2-46502; Exhibit 2(c), File No. 2-48679; Exhibit 2(c), File No. 2-49726; Exhibit 2(c), File No. 2-50712; Exhibit 2(c), File No. 2-52826; Exhibit 2(c), File No. 2-53272; Exhibit 2(c), File No. 2-54242; Exhibit 2(c), File No. 2-56228; Exhibits 2(c) and 2(d), File No. 2-60413; Exhibits 2(c) and 2(d), File No. 2-65701; Exhibit 2(c), File No. 2-66524; Exhibit 2(c), File No. 2-67239; Exhibit 4(c), File No. 2-69716; Exhibit 4(c), File No. 2-70767; Exhibit 4(b), File No. 2-71542; Exhibit 4(b), File No. 2-73799; Exhibits 4(c), 4(d) and 4(e), File No. 2-75762; Exhibit 4(c), File No. 2-77629; Exhibit 4(c), File No. 2-79557; Exhibit 99(a) to Post-Effective Amendment No. 5 to Form S-8, File No. 33-18669; Exhibit 99(a) to Post-Effective Amendment No. 1 to Form S-3, File No. 33-46076; Exhibit 4(b) to Form 10-K for the year ended December 31, 1993, File No. 1-3545; Exhibit 4(i) to Form 10-Q for the quarter ended June 30, 1994, File No. 1-3545; Exhibit 4(b) to Form 10-Q for the quarter ended June 30, 1995, File No. 1-3545; Exhibit 4(a) to Form 10-Q for the quarter ended March 31,1996, File No. 1-3545; Exhibit 4 to Form 10-Q for the quarter ended June 30, 1998, File No. 1-3545; Exhibit 4 to Form 10-Q for the quarter ended March 31, 1999, File No. 1-3545; Exhibit 4(f) to Form 10-K for the year ended December 31, 2000, File No. 1-3545; Exhibit 4(g) to Form 10-K for the year ended December 31, 2000, File No. 1-3545; Exhibit 4(o), File No. 333-102169; Exhibit 4(k) to Post-Effective Amendment No. 1 to Form S-3, File No. 333-102172; Exhibit 4(l) to Post-Effective Amendment No. 2 to Form S-3, File No. 333-102172; Exhibit 4(m) to Post-Effective Amendment No. 3 to Form S-3, File No. 333-102172 and Exhibit 4(a) to Form 10-Q for the quarter ended September 30, 2004, File No. 2-27612).
**4	(f)	One Hundred Seventh Supplemental Indenture dated as of June 1, 2005, between FPL and Deutsche Bank Trust Company Americas, Trustee.
*5		Opinion and consent of Steel Hector & Davis LLP, counsel to FPL Group.

**23	(a)	Consent of Deloitte & Touche LLP, independent registered public accounting firm.
*23	(b)	Consent of Steel Hector & Davis LLP (included in the opinion filed as Exhibit 5 hereto).
*24	(a)	Power of Attorney (included on the signature pages of this registration statement).

*
Previously filed.

**
Filed herewith.

ITEM 17. Undertakings.

        (a)   The undersigned registrant hereby undertakes:

          (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

              (i)  To include any prospectus required by section 10(a)(3) of the Securities Act of 1933 (as amended and the rules and regulations thereunder, the "Securities Act");

             (ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

            (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that the registrant need not file a post-effective amendment to include the information required to be included by subsection (a)(1)(i) or (a)(1)(ii) if such information is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 (as amended and the rules and regulations thereunder, the "Exchange Act"), which are incorporated by reference in the registration statement.

          (2)   That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (b)   The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (c)   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions of this Item 17, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Juno Beach, State of Florida, on the 20th day of June, 2005.

FPL GROUP, INC.
By:	/s/ LEWIS HAY, III * Lewis Hay, III Chairman of the Board, President, Chief Executive Officer and Director

        Pursuant to the requirements of the Securities Act of 1933, this amendment to the registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ LEWIS HAY, III * Lewis Hay, III	Chairman of the Board, President, Chief Executive Officer and Director (Principal Executive Officer)	June 20, 2005
/s/ MORAY P. DEWHURST * Moray P. Dewhurst	Vice President, Finance and Chief Financial Officer (Principal Financial Officer)	June 20, 2005
/s/ K. MICHAEL DAVIS * K. Michael Davis	Controller and Chief Accounting Officer (Principal Accounting Officer)	June 20, 2005
H. Jesse Arnelle	Director
/s/ SHERRY S. BARRAT * Sherry S. Barrat	Director	June 20, 2005
/s/ ROBERT M. BEALL, II * Robert M. Beall, II	Director	June 20, 2005
/s/ J. HYATT BROWN * J. Hyatt Brown	Director	June 20, 2005
/s/ JAMES L. CAMAREN * James L. Camaren	Director	June 20, 2005

/s/ RUDY E. SCHUPP * Rudy E. Schupp	Director	June 20, 2005
/s/ MICHAEL H. THAMAN * Michael H. Thaman	Director	June 20, 2005
Hansel E. Tookes, II	Director
/s/ PAUL R. TREGURTHA * Paul R. Tregurtha	Director	June 20, 2005
/s/ FRANK G. ZARB * Frank G. Zarb	Director	June 20, 2005
*By:	/s/ EDWARD F. TANCER Edward F. Tancer, Attorney-in-Fact

Index to Exhibits

Exhibit Number		Description
4	(f)	One Hundred Seventh Supplemental Indenture dated as of June 1, 2005, between FPL and Deutsche Bank Trust Company Americas, Trustee
23	(a)	Consent of Deloitte & Touche LLP, independent registered public accounting firm.

QuickLinks

CALCULATION OF REGISTRATION FEE
TABLE OF CONTENTS
FPL GROUP, INC.
RISK FACTORS
WHERE YOU CAN FIND MORE INFORMATION
INCORPORATION BY REFERENCE
CAUTIONARY STATEMENTS
USE OF PROCEEDS
SELLING SHAREHOLDERS
PLAN OF DISTRIBUTION
DESCRIPTION OF FPL GROUP'S COMMON STOCK
  General
  Dividend Rights
  Voting Rights and Non-Cumulative Voting
  Liquidation Rights
  Preferred Share Purchase Rights
  FPL Group Preferred Stock
LEGAL MATTERS
EXPERTS
INDEMNIFICATION